Exhibit 1
                            Maxwell Investments, Inc.
                         8318-255 Pineville-Matthews Rd.
                            Charlotte, NC 28226-4707



James D. Thaxton
President and Chief Executive Officer
The Thaxton Group, Inc.
1524 Pageland Highway
Lancaster, SC  29721


         Re: Offering of Subordinated Daily and Term Notes of The Thaxton Group, Inc./Sales Agent Agreement

Gentlemen:

     This letter confirms the agreement between The Thaxton Group, Inc. (the "Company") and Maxwell Investments, Inc. ("Maxwell") regarding the participation of Maxwell on a "best efforts" basis in the offering by the Company of its Subordinated Term Notes Due 1, 6, 12 36 and 60 Months and Subordinated Daily Notes (collectively, the "Notes") registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to a Registration Statement on Form SB-2 (File No. 333-42623) (the "Registration Statement"), and to be issued under an Indenture, dated __________, 1998 (the "Indenture") between the Company and The Bank of New York (the "Trustee"). The offering of the Notes (the "Offering") will commence on or about February _________, 1998 and will continues for up to two years, unless otherwise terminated or suspended by the Company. All of the Notes will be offered pursuant to the Prospectus included in the Registration Statement, as it may be amended or supplemented (the "Prospectus"). Maxwell understands that the Notes are eligible for sale only in Georgia, Florida, South Carolina, North Carolina and Tennessee, except that no Daily Notes may be offered or sold in South Carolina.

     (a) Representations of the Company. The Company represents and warrants to Maxwell as follows:

          (i) The Registration Statement and Prospectus contain all material statements required to be stated therein in accordance with the 1933 Act and the regulations promulgated thereunder by the Securities and Exchange Commission (the "Commission"), and do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading;

          (ii) During of the Offering, the Company will have all requisite power and authority and all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies to own its properties and carry on its businesses as set forth in the Prospectus and to complete the sale of the Notes and to enter into this Letter Agreement and to carry out the provisions and conditions hereof;

          (iii) Neither the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Company, or any agreement or instrument to which the Company is a party, or by which it or any of its properties, is bound or affected, or violate any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company;

          (iv) The Notes, when issued and delivered to purchasers in exchange for payment to the Company of the respective principal amounts thereof and authenticated by the Trustee as provided in the Indenture, will be duly and validly issued and fully paid.

          (v) This Letter Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement and obligation of the Company enforceable according to its terms except as such obligations may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally; and

          (vi) The Company is not subject to any material contingent obligation nor are its properties or business subject to any material risks, except those that have been disclosed in the Prospectus.

     (b) Representations of Maxwell. Maxwell represents and warrants to the Company that:

          (i) Maxwell has all appropriate licenses and registrations with the Commission, the National Association of Securities Dealers, Inc. ("NASD") and any applicable state regulatory bodies to offer and sell the Notes on a "best efforts" basis as a selling agent for the Company;

          (ii) Neither Maxwell nor any person associated with Maxwell that participates in the Offering will make any statements to potential purchasers of the Notes respecting the Notes, the Company, its operations, financial condition or prospects except such statements as are contained in the Prospectus; and

          (iii) In connection with the offer and sale of any Notes by Maxwell, Maxwell will comply with all rules and regulations of the NASD applicable to the conduct of its business including, without limitation, rules of the NASD applicable to "fair dealing" with customers and the "suitability" of the Notes for investment by non-institutional investors.


     (c) Maxwell as Selling Agent. On the basis of the representations and warranties of the Company herein contained, and subject to the terms and conditions herein set forth, Maxwell agrees to act as a nonexclusive sales agent for the Company in connection with the Offering, it being understood by the parties that Maxwell shall not receive any commissions or other compensation with respect to any sales of Notes that Maxwell may make hereunder.


     (d) Termination Date. The Termination Date of this Letter Agreement shall be thirty days from the date on which the Company notifies Maxwell in writing that this Letter Agreement is terminated. Maxwell may also terminated this Letter Agreement upon thirty days written notice to the Company.

     (e) Indemnification. To the extent permitted by law, the Company will indemnify Maxwell against all claims, losses, damages or liabilities (or actions in respect thereof), whether arising in connection with court action, regulatory action or arbitration to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Prospectus or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company will reimburse Maxwell for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claims, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by or on behalf of and relating to Maxwell specifically for use in the Prospectus.

     (f) Representations and Agreements to Survive Termination. Except as the context otherwise requires, all representations, warranties and agreements contained in this Letter Agreement shall be deemed to be representations, warranties and agreements as of the date hereof, the Termination Date and for the period between such dates, and such representation, warranties and agreements shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto and shall survive termination of this Letter Agreement and the occurrence of the Termination Date.

     (g) Independent Contractors. The Company and Maxwell are independent contractors and nothing herein shall be deemed or construed to create any relationship between any of the parties hereto other than that of independent contractors.

     (h) Integration Clause. This Letter Agreement contains all of the understandings between the parties hereto with reference to the Offering, and cannot be modified or changed except by a written instrument signed by the parties hereto.

     (i) Parties. This Letter Agreement shall inure solely to the benefit of and shall be binding upon each of the parties hereto and their respective successors, and assigns and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Letter Agreement or any provision herein contained.

     (j) Arbitration. Any controversy, dispute or question arising out of or in connection with or in relation to this Letter Agreement or its interpretation performance or non-performance or any breach thereof shall be determined by arbitration conducted in Charlotte, North Carolina in accordance with then existing rules of the American Arbitration Association. The Company shall select one arbitrator, Maxwell shall select one arbitrator and the two arbitrators shall select a third with substantially similar qualifications. Any decision rendered shall be binding upon the parties thereto and may be enforced in any jurisdiction. However, the arbitrators have no authority to grant any relief that is inconsistent with this Letter Agreement. The expense of arbitration shall be borne equally by the Company and Maxwell.

     (k) Applicable Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

     If the foregoing correction sets forth our understanding with respect to Maxwell's proposed participation in the Offering, please so confirm by signing and returning one copy of this letter.

                                          Maxwell Investments Inc.

                                          By: __________________________________
                                              Donald O. Thompson, Jr., President


ACCEPTED AND AGREED TO
this _____ day of February ______, 1998.

THE THAXTON GROUP, INC.

By: ____________________________________
    James D. Thaxton, President